Exhibit 21


                               THE RIVAL COMPANY

                             List of Subsidiaries


Bionaire Corporation

Bionaire France

Bionaire International B.V.

Fasco Consumer Products, Inc.

Patton Electric Company, Inc.

Patton Electric (Hong Kong) Limited

Rival Consumer Sales Corporation

The Rival Company of Canada, Ltd.

Waverly Products Company, Ltd.